Financial Statements

(Unaudited – Prepared by Management)

March 31, 2006

Index

Balance Sheets

Statements of Operations and Deficit

Statements of Cash Flows

Notes to Financial Statements

CANADIAN ZINC CORPORATION

Balance Sheets

as at March 31, 2006

(Unaudited – prepared by management)

		March 31	December 31
		2006	2005
		(unaudited)	(audited)

ASSETS

Current assets
Cash and cash equivalents		$25,447,147	$16,063,876
Accounts receivable		25,461	24,179

		25,472,608	16,088,055

Resource interests (Note 2)		18,802,391	18,495,140

Plant and equipment (Note 3)		107,169	111,385

		$44,382,168	$34,694,580

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities		$261,558	$48,409

Asset retirement obligations
(Note 4)		1,321,939	1,302,212

		1,583,497	1,350,621

SHAREHOLDERS' EQUITY

Share capital (Note 5)		52,076,012	43,066,867

Contributed surplus (Note 5)		2,080,137	1,479,424

Deficit		(11,357,478)	(11,202,332)

		42,798,671	33,343,959

		$44,382,168	$34,694,580

Approved by the Directors:	“John F. Kearney”	“Robert Gayton”
	John F. Kearney	Robert Gayton

CANADIAN ZINC CORPORATION

Statements of Operations and Deficit

as at March 31, 2006

(Unaudited – prepared by management)

	Three Months	Three Months
	ended	ended
	March 31	March 31
	2006	2005
Income Interest Income	$181,361	$53,108
Expenses Amortization	1,092	712
Listing and regulatory fees	27,123	23,496
Management compensation	49,600	162,020
Office and general	103,533	89,540
Professional fees	87,768	34,034
Project evaluation	14,722	35,930
Shareholder and investor communications	52,669	52,706
Stock based compensation	-	1,241,000
	336,507	1,639,438
Loss for the period	(155,146)	(1,586,330)

Deficit, beginning of period	(11,202,332)	(9,235,020)

Deficit, end of period	$(11,357,478)	$(10,821,350)
Loss per share – basic and diluted	$(0.00)	$(0.02)

Weighted average number of common
shares outstanding – basic and diluted	89,242,252	69,541,325

See accompanying notes

CANADIAN ZINC CORPORATION

Statements of Cash Flows

as at March 31, 2006

(Unaudited – prepared by management)

	Three Months	Three Months
	Ended	ended
	March 31	March 31
	2006	2005

Cash flows from (used in) operating activities
Loss for the period	$(155,146)	$(1,586,330)
Adjustment for items not involving cash:
- amortization	1,092	712
- stock based compensation	-	1,241,000
	(154,054)	(344,618)

Change in non-cash working capital items:
- accounts receivable	(1,282)	2,082
- accounts payable and accrued liabilities	213,149	5,517

	57,813	(337,019)

Cash flows from financing activities
Proceeds from shares issued and subscribed,
net of issuance costs	9,609,858	230,288

Cash flows used in investing activities
Purchase of equipment	(3,901)	-
Lease and property abandonment deposit	(30,000)	(30,000)
Deferred exploration and development costs,
Excluding amortization and accretion	(250,499)	(177,520)

	(284,400)	(207,520)

Increase (decrease) in cash and cash equivalents	9,383,271	(314,251)

Cash and cash equivalents, beginning of period	16,063,876	12,907,997

Cash and cash equivalents, end of period	$25,447,147	$12,593,746

CANADIAN ZINC CORPORATION

Notes to Financial Statements

March 31, 2006

(Unaudited – prepared by management)

1.        Continued operations

These interim financial statements have been prepared using the same accounting policies and methods of their application as the most recent annual financial statements of the Company. These interim financial statements do not include all disclosures normally provided in the annual financial statements and should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2005.  In management’s opinion, all adjustments necessary for fair presentation have been included in these interim financial statements.  Interim results are not necessary indicative of the results expected for the fiscal year.  Certain comparative figures have been reclassified to conform to the current period’s presentation.

2.

Resource Interests

The Company’s resource interests comprise the Prairie Creek Mine Property:

	March 31 2006	December 31 2005

Acquisition costs:
- mining lands	$3,158,000	$3,158,000
- plant and mill	500,000	500,000
	3,658,000	3,658,000
Reclamation security deposits	220,000	190,000
Increase from asset retirement obligation	843,170	875,350
Exploration and development costs (see table below)	14,081,221	13,771,790
	$18,802,391	$18,495,140

Exploration and development costs incurred in 2006 and 2005 are detailed below:

	Three Months	Three Months
	ended	ended
	March 31	March 31
	2006	2005

Exploration and development costs
Assaying and metallurgical studies	$46,959	$48,140
Camp operation and project development	62,349	-
Geology	35,139	-
Lease rental	6,592	7,343
Permitting and environmental	90,931	113,033
Transportation and travel	8,529	9,004

	250,499	177,520
Amortization – asset retirement obligation	32,180	32,180
Amortization – mining plant and equipment	7,025	9,179
Asset retirement accretion	19,727	18,554

Total exploration and development costs for the period	309,431	237,433
Exploration and development costs, beginning of period	13,771,790	12,105,654

Exploration and development costs, end of period	$14,081,221	$12,343,087

Prairie Creek Mine

The Company holds a 100% interest in the Prairie Creek Mine property, plant and equipment located in the Northwest Territories, Canada.

During 2003 the Company renewed two surface leases granted by the Federal Government relating to the operation and care and maintenance of the Prairie Creek Mine Property for a period of ten years terminating March 31, 2012.  The Company paid $100,000 upon execution of the lease and is obligated to pay $30,000 per year for five years to a maximum of $250,000 (of which $190,000 was paid as at December 31, 2005 and $220,000 was paid as at March 31, 2006), as a security deposit for the performance of abandonment and reclamation obligations under the leases.

On September 10, 2003 the Company was granted a Type A Land Use Permit and a Type B Water Licence (reissued February 2006) by the Mackenzie Valley Land and Water Board for a period of five years commencing September 10, 2003 for underground development and exploration and for metallurgical testing.  Under the terms of the Land Use Permit and Water Licence the Company is obliged to contribute the amounts of $30,000 and $70,000, respectively, as security deposits for reclamation obligations.

Prairie Creek Mine (cont’d)

In 1996, the Company concluded a Co-operation Agreement with the Nahanni Butte Dene Band (“Nahanni”), part of the Deh Cho First Nations.  In return for co-operation and assistance undertakings given by the Nahanni towards the development of the Prairie Creek Project, the Company granted the following net profit interest and purchase option to the Nahanni:

(i)

A 5% annual net profits, before taxation, interest in the Prairie Creek Project, payable following the generation of profits after taxation equivalent to the aggregate cost of bringing the Prairie Creek Project into production and establishing the access road; and

(ii)

An option to purchase either a 10% or a 15% interest in the Prairie Creek Project at any time prior to the expiry of three months following permitting for the Project, for the cash payment of either $6 million or $9 million, subject to price adjustment for exploration expenditure and inflation, respectively.

In October 2003 an appeal to the Federal Court was filed by the Nahanni, Pehdzeh Kl First Nation and the Deh Cho First Nations against the Mackenzie Valley Land and Water Board and the Company seeking judicial review of the decision of the Water Board to grant a Water Licence to the Company.  The appeal by the Nahanni against the decision of the Water Board to issue the Water Licence was a breach of the Co-operation Agreement.  The Nahanni has informed the Company that Nahanni considers the Agreement terminated. Such termination is not in accordance with the provisions of the Agreement.

CANADIAN ZINC CORPORATION

Notes to Financial Statements

March 31, 2006

(Unaudited – prepared by management)

3.

Plant and Equipment

	March 31, 2006			December 31 2005
	Cost	Accumulated Amortization	Net Book Value	Net Book Value
Mining equipment	$ 224,568	$ 185,846	$ 38,722	$ 39,590
Pilot plant	108,161	59,137	49,024	52,999
Furniture, fixtures & equipment	91,542	72,119	19,423	18,796
	$ 424,271	$ 317,102	$ 107,169	$ 111,385

4.    Asset Retirement Obligation

	March 31 2006	December 31 2005

Opening balance – beginning of the period	$1,302,212	$1,227,996
Accretion expense	19,727	74,216
Ending balance – end of the period	$1,321,939	$1,302,212

The Company’s asset retirement obligation arises from its obligations to undertake site reclamation and remediation in connection with its operating activities.

The total discounted amount of the estimated cash flows required to settle the asset retirement obligation is estimated to be $1,321,939 measured in 2006 dollars (2005 - $1,302,212). While it is anticipated that some expenditures will be incurred during the life of the operation to which they relate, a significant component of this expenditure will only be incurred at the end of the mine life. In determining the carrying value of the asset retirement obligation, the Company has assumed a long term inflation rate of 2.5%, a credit-adjusted risk-free discount rate of 6.5% and a weighted average useful life of production facilities and equipment of ten years. Elements of uncertainty in estimating this amount include changes in the projected mine life, reclamation expenditures incurred during ongoing operations and reclamation and remediation requirements and alternatives.

CANADIAN ZINC CORPORATION

Notes to Financial Statements

March 31, 2006

(Unaudited – prepared by management)

5.      Share Capital

Authorized:  Unlimited common shares with no par value.

Issued:

Number of Shares		Amount
Balance, December 31, 2005	79,747,212	$43,066,867
Private Placement at $0.72 per share (less $768,141 issuance costs)	13,333,333	8,831,858
Broker warrants	-	(942,993)
Stock options exercised at $0.60 per share (including $233,189 from contributed surplus attributed to stock-based compensation recognized in prior periods)	630,000	611,189
Broker warrants exercised at $0.55 per share (including $109,091 from contributed surplus attributed to the fair value of warrants attached to private placements issued in prior periods)	727,273	509,091
Balance, March 31, 2006	94,437,818	$52,076,012

Stock Options

As of March 31, 2006 the Company has outstanding directors and employee stock options entitling the holders to acquire additional common shares as follows:

Number of Shares	Exercise Price	Expiry Date
450,000	$0.23	March 18, 2007
2,920,000	$0.60	January 14, 2010

In January 2005, pursuant to the Company’s 10% Rolling Stock Option Plan, the Company granted stock options to purchase an aggregate of 3,650,000 common shares at $0.60 per share to directors, officers, consultants and service providers of the Company.  These stock options vest immediately and expire in five years on January 14, 2010.  Each option entitles the holder to acquire one common share of the Company.

The weighted average fair value of the options granted in 2005 was estimated at $0.36 per share by using the Black-Scholes Option Pricing Model with the following weighted average assumptions: risk-free interest rate of 3.5%, dividend yield of 0%, volatility of 91% and expected life of 5 years.  An expense of $1,314,000, in respect of stock based compensation, was charged to operations and added to contributed surplus.

The Black-Scholes model was developed for use in estimating the fair value of freely traded options which are fully transferable and have no vesting restrictions.  In addition, this model requires the input of highly subjective assumptions, including future stock price volatility and expected time until exercise.  The Company’s options have characteristics which are significantly different from those of traded options, and changes in any of the assumptions can materially affect fair value estimate.

Summary of the stock option activity as of March 31, 2006:

	Shares	Weighted Average Exercise Price
Options outstanding and exercisable at December 31, 2005	4,000,000	$ 0.56
Exercised	(630,000)	0.60
Options outstanding and exercisable at March 30, 2006	3,370,000	$ 0.55

The remaining contractual life of these options is as follows:

Range of Exercise Price	Number Outstanding and Exercisable	Weighted Average Remaining Contractual Life
$0.23 - $0.60	3,370,000	3.47 years

Warrants

Summary of the Company’s warrants issued and outstanding as at March 31, 2006:

Number of Warrants Outstanding at December 31, 2005	Number of Warrants Expired/ Exercised during 2006	Issued during 2006	Balance of Warrants Outstanding at March 31, 2006	Exercise Price Per Warrant	Expiry Date	Warrant Value
727,273	(727,273)	-	-	$0.55	Oct. 27, 2007	$ -
46,666	-	-	46,666	$0.75	Dec. 30, 2006	15,866
14,411	-	-	14,411	$0.85	Dec. 30, 2006	4,467
-	-	6,666,666	6,666,666	$1.00	January 30, 2008	-
-	-	1,333,333	1,333,333	$0.72	January 30, 2008	679,601
-	-	666,666	666,666	$1.00	January 30, 2008	263,392
	(727,273)					$963,326

In January 2006, the Company completed an underwritten private placement for total proceeds of $9.6 million, through the issuance of 13,333,333 units, priced at $0.72 per unit.  Each unit consists of one common share and one-half share purchase warrant exercisable to purchase one common share at a price of $1.00 per share for a period of two years.

1,333,333 Underwriter’s options were issued to the Underwriter, which entitles the holder, subject to approval by the shareholders of the Company, to acquire one Underwriter’s unit at a price of $0.72 per Underwriter’s unit for a period of 24 months from January 30, 2006.  In the event such shareholder approval is not obtained, the Underwriter shall be entitled to be paid cash compensation in the amount of $672,000 in lieu of the Underwriter options. These warrants were issued as part of the cost of the private placement and were allocated at fair value based on the Black Scholes Option Pricing Model in accordance with CICA Handbook Section 3860, “Financial Instruments – Disclosure and Presentation”.

Contributed Surplus

Amount

Contributed surplus at December 31, 2005	$1,479,424
Value of broker warrants	942,993
Exercise of options	(233,189)
Exercise of broker warrants	(109,091)
Contributed surplus at March 31, 2006	$2,080,137

CANADIAN ZINC CORPORATION

Notes to Financial Statements

March 31, 2006

(Unaudited – prepared by management)

6.

Related Party Transactions

The Company incurred the following expenses to directors and corporations controlled by directors of the Company:

	March 31 2006	March 31 2005

Executive and director compensation	$85,600	$92,900
Rent	3,300	3,000
	$88,900	$95,900

7.          Non-cash Transactions

In the period ended March 31, 2006, the Company did not have any non-cash transactions.